Exhibit 10.14

Everyware, Inc

Executive Term Sheet

March 29, 2012

John Sheppard

3303 South Omar Avenue

Tampa, Florida 33629

Dear John:

This term sheet sets forth the terms and conditions of your the full-time employment as CEO of Everyware, Inc. (the “Company”), an affiliate of Monomoy Capital Partners, LP. (“Monomoy”).

The details of our offer are as follows:

1. Duties. You will perform the duties that are customary for the position of CEO, and such other duties as the Board of Directors of the Company (the “Board of Directors”) may from time to time assign. As a Company executive, you will act as an agent and representative of the Company, subject to the direction of the Board of Directors, but will not act on behalf of or represent Monomoy, Monomoy Capital Partners, LP., Monomoy Capital Management, LLC or any other Monomoy affiliate or portfolio company.

2. Base Salary. You will be an at-will employee with an annual salary (“Base Salary”) of $450,000, paid in accordance with the normal payment procedures of the Company and subject to withholdings and other normal employee deductions.

3. Bonus Arrangements.

(a) You will be eligible to participate in an annual discretionary bonus program, at the sole discretion of the Board of Directors, of up to 100% of your then current Base Salary. In awarding this discretionary bonus, the Board of Directors will consider whether the Company’s annual goals for cash flow, EBITDA and significant non-financial targets have been met in the applicable bonus period.

(b) The bonus system is made up of two components detailed as follows:

•	Revenue Growth, EBITDA, and Cash Flow Targets Meet or Exceeded Annual Objective = 50% ($225,000); and

•	Completion of strategic initiatives as outlined by the BOD = 50% ($225,000)

The details for the 2012 Company Targets and the executive bonus program are listed on Attachment A (the “Company Targets”).

(c) In order to be eligible for a discretionary bonus, you must be employed on December 31st of each applicable bonus period. The discretionary bonus will be paid upon the receipt and review by the Board of Directors of audited financial statements for the applicable year. The payment of a discretionary bonus is subject to any restrictions in the Company’s loan documents.

(d) You will be entitled to a $100,000 signing bonus, payable as of the Effective Date and subject to applicable withholding requirements.

4. Company Equity.

(a) You will be entitled to a grant of $100,000 in fair market value of Company stock, to be issued on the Effective Date. The stock will be subject to customary transfer restrictions and Company buy-back rights upon termination of employment at fair market value. This stock grant will be treated as additional compensation for tax purposes and you will be subject to applicable withholding requirements.

(b) You will be eligible to participate in the Company’s equity program described on Attachment B (the “Equity Program”).

5. Benefits. You will be entitled to participate in all employee benefit plans and programs maintained by the Company for its senior executives with respect to which you are eligible in accordance with the terms of such plans and programs. In addition to the customary benefit programs, the Company will reimburse you for documented expenses (airfare, housing and vehicle lease cost) for business travel from your home to various locations at the Company’s direction.

6. Restrictive Covenants. In connection with your employment with the Company, you will be asked to execute an Employee Business Secrets and Noncompetition Agreement, substantially in the form of the agreement attached as Attachment C (the “Noncompetition Agreement”). The Noncompetition Agreement is intended to protect the Company’s trade secret and confidential business information and to restrict the solicitation of Company customer and employees. There is also a noncompetition covenant applicable after termination of employment.

7. Severance Arrangement. If you are terminated by the Board of Directors during the first 12 months of your employment other than for Cause (as defined below), you will be eligible for severance pay equal to six months of your Base Salary (paid in accordance with the normal payment procedures of the Company during the six month period following employment termination and subject to withholdings and other normal employee deductions), your rights under the Equity Program will be determined by the terms of the Equity program, and you will have no further rights or claims against the Company other, in the case of your termination without Cause, the payment of any discretionary bonus under Section 3 above, assuming it was earned and you were employed at the end of the applicable bonus period. After 12 months of employment, the severance pay will be increased to nine months of your then current Base Salary. A condition to your qualification for this severance package will be your agreement to enter into a severance agreement and general release provided by the Board of Directors and substantially in the form of the agreement attached as Attachment D (adjusted, if necessary, to address changes in the applicable state laws).

8. At-Will Employment; Termination.

(a) Your employment will commence effective April 16, 2012 (the “Effective Date”) and will continue until your employment terminates as provided in this letter. You will be an at-will employee, and the Company can terminate you at any time and for any reason. If you are terminated for Cause (as defined below), if you resign from the Company, or if your termination results from your death or disability, you or your estate will receive any Base Salary earned but not paid prior to your termination, your rights under the Equity Program will be determined by the terms of the Equity program, and you will have no farther rights or claims against the Company.

(b) For the purposes of this term sheet, “Cause” means: (i) a failure or refusal to perform your duties as CEO with a reasonable standard of care, after notice and a reasonable opportunity to cure ; (ii) a material act of dishonesty or breach of trust in connection with the performance of your duties for or on behalf of the Company; (iii) conviction of, or a plea of guilty or no contest to, any felony or misdemeanor; (iv) your failure to follow the direction of the Board of Directors with respect to a material matter, after notice and a reasonable opportunity to cure; (v) your failure to cooperate in all reasonable respects with a Company investigation, or other investigation, inquiry, hearing or similar proceedings; or (vi) a material breach of your obligations under this letter or the Noncompetition Agreement. Any determination by the Company to terminate your employment under this term sheet for “Cause” shall be determined by the Board of Directors, subject to the Delaware business judgment rule as the applicable standard of conduct.

9. Indemnification. The Company shall, if you are made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer, member, employee or agent of the Company or are or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, join venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee or agent, you shall be indemnified and held harmless by the Company to its fullest extent legally permitted or authorized under Section 145 of the Delaware General Corporation Law, against all cost, expense, liability, settlements, judgments and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by you in connection therewith and such indemnification shall continue as to you even if you have ceased to be a director, officer, member, employee or agent of the Company or other entity and shall insure to the benefit of your heirs, executors and administrators. The Company shall advance to you all reasonable costs and expenses incurred by you in connection with a Proceeding within twenty (20) days after receipt by the Company of such a request. The Company’s obligations under this paragraph 9 are subject to the standards of conduct, limitations and requirements of Section 145 of the Delaware General Corporation Law and shall be superseded and have no applicability if indemnification of Company officers and directors is explicitly addressed in the Company’s Certificate of Formation or Bylaws. The parties acknowledge that the Company will obtain directors’ and officers’ liability insurance with coverage subject to customary terms and conditions.

10. Section 409A Compliance. All payments provided for herein of “nonqualified deferred compensation” (within the meaning of Section 409A of the -Internal Revenue Code of 1986, as amended (“Section 409A”) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith, but the Company does not represent or warrant compliance with Section 409A and shall have no liability or obligation to you in the event that any payments contemplated by this term sheet do not comply with Section 409A. Neither party may accelerate any such deferred payment, except in compliance with Section 409A. Any payment hereunder for which a payment date is not specified shall be paid no later than two and one, half (2  1/2) months after the end of the calendar year in which such payment vests for the purposes of Section 409A.

11. No Conflicting Agreements; Complete Agreement. You hereby represent and warrant to the Company that your acceptance of this offer and agreement does not conflict with, violate or otherwise violate the terms of any other agreement to which you are a party and you agree to indemnify the Company in connection with any breach of this representation and warranty. This term sheet and its attachment constitute the entire understanding and agreement concerning your employment by the Company and supersedes’ any prior agreements, understandings, discussions and undertakings, whether written or oral, by or with any person concerning your employment by the Company.

This letter, if not timely accepted by you, will expire 10 days from the date of this letter. If you wish to accept the offer, please return a signed copy of this letter and Attachment C (the Employment Business Secrets and Noncompetition Agreement) within the prescribed time to: dcollin@mcpfunds.com

Very Truly Yours,

EVERYWARE, INC.

By:	/s/ Daniel Collin

Title:	Chairman of the Board

I agree to the terms of employment forth above.

/s/ John Sheppard
John Sheppard

Date:	3/29/2012

ATTACHMENT A

Everyware, Inc.

Business Targets and Objectives FY2012

EBITDA and Free Cash Flow

•	EBITDA Consolidated = $56.9M

•	Free Cash Flow = $25M

•	Revenue Growth = $16M

Strategic Initiatives

•	Activities to be completed in FY2012

Planned Activity	Annual Savings
Execute Oneida Restructuring Plan	$8.65M
Consolidate Back Office Functions
Create Corporate Headquarters
Develop Combined Organization

ATTACHMENT B

Everyware, Inc. Option Plan

The Company’s Board of Directors is considering establishing an option plan or other equity or bonus arrangement.

If an option plan is adopted, the Company would grant an option to John Sheppard for the issuance of common stock with, an exercise price per share equal to the fair market value at the Effective Date of the shares subject to the option.

The shares of common stock subject to the option would represent 3% of the Company’s issued and outstanding common stock as of the Effective Date on a fully diluted basis.

The option would also be subject to a five year vesting requirement (20% per year over the five year period) and other customary requirements, including requirements that must be satisfied in order to exercise the option.

The Company’s option plan would be subject to adopt in by the Company’s Board of Directors and shareholders, and the terms of the final plan, if adopted, including those applicable to John Sheppard, may differ from those described above.

Subject to the vesting requirements, the economic result would be John Sheppard sharing in the appreciation in the value of the Company’s equity from the Effective Date through the date his equity or appreciation rights are cashed out).

The Board of Directors may elect to adopt a bonus plan or other equity compensation plan with economic terms comparable to those outlined above. Any of the equity compensation/bonus plans may result in John Sheppard receiving compensation income taxable as ordinary income rather than capital gains.’

ATTACHMENT C

Everyware, Inc.

EMPLOYEE BUSINESS SECRETS AND NONCOMPETITION AGREEMENT

This is an Employee Business Secrets and Noncompetition Agreement (“Agreement”) dated             , 2012, between John Sheppard (“Employee”) and Everyware, Inc. (“Company”).

Recital

Employee is an executive and member of Company’ management team. In consideration of employment, change in compensation, benefits or position, or continued employment, as applicable, Employee agrees to be bound by the terms of this Agreement.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

Article 1 - Noncompetition and Not solicitation

1.1 Noncompetition. Employee agree that during the term of Employee’s employment with Company, and for an 12 month period thereafter (regardless orate reason for termination of employment) (the “Restriction Period”), Employee shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage anywhere in the United States in any business engaged directly or indirectly in the ownership, active management or operation of any business which competes with the Company. Employee acknowledges that Company’s business has been conducted or is presently proposed to be conducted throughout the United States and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of Company’s business.

1.2 Nonsolicitation. Employee agrees that during the Restriction Period, Employee will not (i) directly or indirectly solicit or employ any Company employee (including an individual who was a Company employee during the one year period prior to termination of Employee’s employment with Company), or (ii) call, solicit, service, or otherwise induce or attempt to induce any customer, supplier, sponsor, licensee, licensor, vendor, franchisee or other business relation of Company (including any former customer, supplier, sponsor or other potential business relation of Company during the one-year period immediately prior to such call, solicitation or service) to cease doing business with them or in any way interfere with the relationship between Company and any such person or business relation.

1.3 Additional Acknowledgments. Employee agrees that the restrictions set forth in paragraphs 1.1 and 1.2 above are reasonable. Employee acknowledges that he or she has (i) carefully read this Agreement, (ii) consulted with legal counsel regarding its covenants, (iii) has given careful consideration to the restraints imposed upon Employee by this Agreement, and (iv) and based on such consideration and consultation has determined that the covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of Company’s business. Employee agrees and acknowledges that the covenants do not preclude Employee from earning a livelihood. Employee agrees and acknowledges that the potential harm to Company of the non-enforcement of the covenants outweighs any potential harm to Employee of its enforcement by injunction or otherwise and, is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Company now existing or to be developed in the future. Employee agrees that if, at the time of enforcement of the covenants in this Agreement, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, Employee and Company agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

Article 2 - Confidential Information

2.1 Confidential Information. Employee acknowledges that all information (whether or not specifically labeled or identified “confidential”), in any form or medium, that relates to the business, products, financial condition, trade secrets, know-how, intellectual property, services, inventions or research or development of Company or its suppliers, distributors, customers, independent contractors or other business relations, and other information, observations and data relating to the business of Company which Employee has obtained, and/or will obtain, as an agent, employee, officer, director, stockholder, consultant, independent contractor, as the case may be, whether directly or indirectly, are the property of Company (collectively, “Confidential Information”). Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure; (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party; or (iii) otherwise enters the public domain through lawful means. Employee agrees that during the Restriction Period and thereafter, Employee will not use for Employee’s own purposes or disclosure to any third party any Confidential Information, provided however, disclosure to third parties is permitted as appropriate for Employee to perform Employee’s responsibilities on behalf of the Company during employment when subject to appropriate confidentiality agreements. Employee will deliver to Company immediately upon termination of Employee’s employment with Company for any reason (whether by resignation, death, disability or termination with or without cause), or at any time, as Company may request, all property of the Company and all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documentation (and copies thereof) relating to the business of Company which Employee may then possess or have under Employee’s control.

Article 3 - Inventions and Patents

3.1 Works Made for Hire. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or not) which relate to the actual or anticipated business, research and development or existing or future products or services of Company and which are conceived, developed or made by or on behalf of Employee as of the effective date of employment and at any time Employee is providing services to Company, whether as an employee or otherwise or whether directly or indirection (“Work Product”) are “Work Made for

Hire” and belong to Company. To the extent any Work Product is not a “Work Made for Hire”, Employee hereby assigns and agrees to assign to Company all rights in and to such Work Product. Employee will promptly disclose all Work Product to a Company officer and perform all actions reasonably requested by Company to establish and confirm such ownership (including, without limitation, assignments, powers of attorney and other instruments).

Article 4 - Miscellaneous

4.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in any jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

4.2 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Company and its respective heirs, successors and assigns. Employee may not assign his or her rights or delegate his or her duties or obligations under this Agreement without the prior written consent of Company.

4.3 Choice of Law. All issues and questions concerning the constructions, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York. The party prevailing in an dispute of the parties shall be entitled to its costs, including without limitation, its attorney’s fees.

4.4 Amendment and Waiter. The provisions of this Agreement may be amended or waived only with the prior written consent of Company and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

4.5 Injunctive Relief. Due to the nature of Employee’s relationship with Company, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Company’s interest, Employee understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Company is entitled to obtain injunctive relief to cease or prevent any actual or threatened violation of this Agreement on the part of Employee.

4.6 Disparagement. Employee agrees that at no time during the term of Employee’s employment with Company or in the future will he or she disparage or comment negatively about Company or its officers, directors, employees, policies or practice.

*    *    *

IN WITNESS WHEREOF, the parties have executed this Employee Business Secrets and Noncompetition Agreement as of the date first written above.

EVERYWARE, INC.

By:	/s/ Daniel Collin

Title:	Chairman

/s/ John Sheppard
John Sheppard

ATTACHMENT D

SEVERANCE AGREEMENT AND GENERAL RELEASE

This is a Severance Agreement and General Release (“Agreement”) entered into between (i) EXECUTIVE NAME (“Executive”) and (ii) COMPANY NAME (the “Company”) (with Executive, collectively, the “Parties”), effective as of the Effective Date.

A. Executive’s active employment with the Company is ending on                      (“Termination Date”). Executive was provided a copy of this Agreement as of                      (“Notice Date”).

B. The Company is willing to offer certain consideration to assist with Executive’s employment transition, in exchange for Executive’s willingness to sign this Agreement verifying that he has no dispute with the Company and promising to refrain from conduct that would be harmful to the Company’s interest, along with the entering into of certain restrictive covenants regarding his conduct after termination of his employment with the Company.

C. This Agreement is entered into pursuant to                      (the “Severance Agreement”).

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1. Termination and Effective Date. Executive’s employment with the Company shall terminate, effective as of the Termination Date, and his regular compensation for services will be paid as and when employees are generally paid for service for the pay period in which they Termination date occurs. The Parties agree that this Agreement, and the compensation promised under it, shall not become effective and enforceable until the expiration of the 7-day revocation period provided for in paragraph 9 below (the “Effective Date”). The Agreement may be executed no earlier than the Termination date, and no later than 21 days after the Notice Date, as described in paragraph 8 below.

2. Bonus or Other Compensation. The Executive acknowledges that, except as otherwise expressly provided in this Agreement, no bonus or other compensation is payable to him for services rendered prior to the Termination date.

3. Severance. The company agrees t pay Executive in consideration for this Agreement an aggregate amount equal to $        , net of tax withholdings and other deductions required by law, to be paid in equal installments from the Effective Date through                     , as and when employees are generally paid for service for the remaining pay periods through                     . In the event of the death of Executive prior to payment in full of the severance in this paragraph, any remaining amounts will be paid to his surviving spouse (or to his estate, if there is no surviving spouse) at the same time such amounts would have been paid to Executive. Executive acknowledges that the severance payment set forth in this paragraph 3 is in full satisfaction of any severance or other compensation or payment set forth in, or payable pursuant to the terms of, his employment letter dated as of DATE (“Employment Letter”).

4. Company Benefit Plans. Executive’s rights and responsibilities with respect to Company benefit plans are as provided by applicable law, plan provisions and administration, without regard to whether or not Executive accepts this Agreement.

5. Full General Release of All Claims.

(a) Executive, for himself and his heirs, executors, administrators, insureds and assigns, as well as any and all others acting through or on his behalf, releases the Company, and its shareholders, directors, insurers, former and present employees, officers, agents representatives, attorneys, parents, subsidiaries and affiliates, predecessors and successors (collectively, the “Releasees”) from any and all legal and equitable claims, of any nature whatsoever, arising out of events occurring before or on the Effective Date, whether currently know or unknown to Executive.

(b) Claims being released under this Agreement include, but are not limited to, any and all claims against the Releasees arising under any federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions and/or common law(s), from any and all actions, causes of action, lawsuits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses of any and every nature whatsoever, both legal and equitable, whether known or unknown, which are releasable by law and which Executive had, has or ever had, now has or may have against the Releasees arising from events occurring before or on the Effective Date of this Agreement. This Agreement does not release claims that cannot be released as a matter of law any obligations of the Company stated herein, or any right to indemnification as an officer or director of the Company under the Company’s bylaws or in any written agreement between the Company and Executive.

6. Assignment of all claims; Agreement Not to Sue. Executive hereby assigns to the Company, without restriction, any and all suits, actions, charges or claims, of any nature whatsoever, know or unknown, accrued or not accrued, against the Company. By signing this Agreement, Executive promises not to file or pursue a claim, lawsuit or any other complaint or charge asserting any claims, lawsuits, complaints or charges arising prior to or through the Effective Date. This promise not to sue the Company does not change or prevent Executive’s right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity commission (“EEOC”) or its state equivalent. Executive is waiving, however, his right to any monetary recovery should the EEOC or anyone else pursue any claims on his behalf.

7. Age Discrimination in Employment Act claim Release Agreements and Acknowledgements. Executive agrees and acknowledges that the consideration provided in paragraphs 3 and 4 above is provided to Executive as separate and adequate consideration, to which Executive is not otherwise entitled, in exchange for, among the other releases herein, Executive’s waiver of rights, if any, to assert or allege discrimination on the basis of age pursuant to the Age discrimination in Employment Act, as amended, and or other start or local laws and/or ordinances.

8. Voluntary Release; Review Period. Executive acknowledges that he has been advised to and has consulted an attorney of his choice regarding the terms of this Agreement, and Executive is entering into it voluntarily. Executive acknowledges that the had up to 21 days after the Effective Date I which to consider its terms and conditions and to execute this agreement. The terms offered in this Agreement are available to be accepted by Executive by signing and delivering to the Company’s representative a copy of this Agreement at any time after the Termination date and before 21 days after the Notice Date.

9. Revocation Right. Executive has seven days after his execution of this Agreement in which to revoke it by delivering written notice of the revocation to COMPANY PERSON, COMPANY NAME AND ADDRESS on or before the seventh day. The parties further agree that the Agreement will not become effective until the expiration of this seven-day period. In the event Executive timely revokes this Agreement, it becomes null and void, and Executive will have no rights to any pay or benefits provided under this Agreement.

10. Covenants of Executive.

(a) Restrictive Covenants. Executive acknowledges agrees that the restrictive covenants contained in paragraph 6 and Exhibit B of the Employment Letter remain in full force and effect according to their terms.

(b) Return of Materials and Equipment. Executive acknowledges that all tangible materials and equipment (whether originals or duplicates), including but not limited to the Company’s laptop, keys to Company facilities, Company credit cards, books, records, manuals, sales literature, training materials, media containing computer programs, specifications, models, correspondence, documents, contracts, orders, messages, memoranda, notes, invoices and receipts in Executive’s possession or control which in any way relate or pertain to the Company’s business, including but not limited to all Confidential Material, whether furnished to Executive by the Company or prepared, compiled or acquired by Executive while employed by the Company, are and shall be the sole property of the Company. Executive represents and agrees that he has delivered all such materials he knows to be in his possession to the company before the Termination date, has not retained copies of such materials, either for Executive’s own use or otherwise, and further agrees that, should any other such material become known to him immediately return them as well.

(c) Nondisparagement. Executive agrees to make any negative or disparaging statements about any respect of the Company’s business, or the Company’s shareholders, directors or officers, to any person or entity through any means, including but not limited to oral, written or electronic.

(d) Additional Acknowledgments. Executive agrees that the restrictions set forth in this paragraph 10 are reasonable. Executive acknowledges that he has carefully read this Agreement, consulted with legal counsel regarding its covenants, and given careful consideration to the restraints imposed upon Executive by this Agreement, and based on such consideration and consultation has determined that the covenants are reasonable in terms of duration, scope and area restriction and are necessary to protect the goodwill of the Company’s business. Executive agrees and acknowledges that the covenants do not preclude him from earning a livelihood. Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of the covenants outweighs any potential harm to Executive of its enforcement by injunction or otherwise and, is in full accord as to their necessary for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Executive agrees that if, at the time of enforcement of the covenants in this Agreement, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, Executive and the Company agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

11. No Wrongdoing by Executive or the Company. It is understood and agreed that nothing in this Agreement constitutes an admission of any liability, violation of law or wrongdoing of any kind or nature whatsoever on the part of either the Company or Executive.

12. Enforcement and Remedies.

(a) Severability. If any provision of this Agreement or the application thereof shall be adjudged by any court of competent jurisdiction or arbitration tribunal to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of all other applications of such provision, and of all other provisions and applications hereof, shall not in any way be affected or impaired. If the period of time, geographic scope or any other portion of this Agreement shall be adjudged unenforceable by any tribunal, the period of time or geographic scope shall be reduced or this provision otherwise amended or both so that such restrictions may be enforced in area and time to the fullest extent permitted by law.

(b) Remedies. Nothing herein contained shall be construed as prohibiting the Company from pursuing any remedies available to it for a breach or threatened breach, including the recovery of money damages, or attorneys’ fees as provided in paragraph 15 below.

(c) Enforcement of Release. It is understood and agreed that no release, waiver or other promise set forth in the Agreement shall be construed to prohibit either the Company or Executive from enforcing the terms of this Agreement in a court of competent jurisdiction.

13. Entire Agreement. The Parties agree that this Agreement sets forth the entire agreement between them relating to the subject matter and fully supersedes any and all prior and contemporaneous oral and written agreements or understanding between them which are not specifically incorporated herein. The Company has made no promises to Executive other than those set forth in this Agreement. This Agreement may be amended or superseded only by a subsequent writing, executed by the party against whom enforcement is sought.

14. Cooperation. Executive agrees to cooperate fully with the Company, its attorneys and representatives, in any litigation or administrative proceeding which the Company prosecutes or must defend in the future, and Executive agrees not to cooperate with or provide information, documents, or statements to any party adverse to the Company, or their attorneys or representatives, in any such litigation or administrative proceeding, or in contemplation of any litigation or administrative proceeding, at the Company’s expense, provided that nothing in this paragraph will prevent Executive from providing truthful answers, under oath, in response to a subpoena from any judicial or governmental authority. In the event that Executive receives a subpoena, or other oral or written request, formal or informal, to provide information or documents from or about the Company, or any of its officers, directors or employees, he agrees to immediately notify the Company and to cooperate with the Company in compliance with the duties described in this paragraph.

15. Indemnification for Costs Incurred. Should Executive seek to overturn, set aside, or legally challenge any release of claims, promise or covenant made by Executive under this Agreement, by judicial action or otherwise, or the Company shall seek to enforce this Agreement in face of a breach or threatened breach, and prevails, the Company shall be entitled to recover from Executive its costs of defending and enforcing the terms of this Agreement and/or any other claim brought against the Company, including reasonable attorneys fees. If Executive must enforce or defend this Agreement again Company, and prevails, Executive shall be entitled to his costs its costs of defending and enforcing the terms of this Agreement and/or any other claim brought against the Company, including reasonable attorneys’ fees.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Venue shall be in a court of competent jurisdiction in Oneida County, New York.

17. Injunctive Relief. Due to the nature of Executive’s relationship with Company, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Company’s interest, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Company is entitled to obtain injunctive relief to cease or prevent any actual or threatened violation of this Agreement on the part of Executive.

18. No employment References; Non-disparagement. Executive understands that the Company has no obligation to provide any employment references for Executive and acknowledges that, of any prospective employer seeks verification f Executive’s employment history, he should direct that employer to the Board of Directors, whom will generally disclose any (i) the fact of employment; (ii) the dates of employment, and (iii) the positions held by Executive, and, with his consent, the last salary rate. The Company, its officers, directors, shareholders, employees and representatives agree not to make any negative or disparaging statements about the Executive, to any person or entity through any means, including but not limited to oral, written or electronic.

[signature page to follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed the foregoing Severance Agreement and General Release on the dates set forth below.

XXXX

By:

Title:

Date:

PLEASE READ THIS AGREEMENT CAREFULLY IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, CONSISTING OF SEVEN PAGES; THAT I UNDERSTAND THIS AGREEMENT; AND THAT I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY.

Accepted and Agreed and intending to be legally bound hereby. Executive has executed the foregoing Agreement on the date indicated below, after a complete reading and understanding of its meaning.

XXXX

(signature)

Date:

WITNESS TO EXECUTIVE’S SIGNATURE

(signature)

Printed Name: